EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO
Manatron, Inc. (616) 567-2900
(paul.sylvester@manatron.com) or
Nick Thole, Steve Poole (800) 435-9539
Seyferth & Associates, Inc. (SeyferthPR@aol.com)

MANATRON, INC. TO PURCHASE SELECTED ASSETS OF CPS SYSTEMS, INC.
Acquisition provides Manatron a significant foothold in the Florida local government software market

          KALAMAZOO, Mich., March 27, 2000 -- Manatron, Inc. (Nasdaq: MANA) today announced that the Northern District of Texas' U.S. Bankruptcy Court in Dallas has approved Manatron's bid for the purchase of selected assets and the assumption of certain contracts of Dallas-based CPS Systems, Inc. (CPS). Manatron successfully bid $1.8 million in cash for the Florida, Texas, Oklahoma, Colorado, and North Carolina property tax, appraisal and integrated voice response source code, software support and licensing agreements, and other related assets at a March 24th auction conducted by the Bankruptcy Trustee for CPS. These operations have recurring annual revenues of $2.3 million from approximately 60 client counties, the majority of which are in Florida. Manatron expects to close the transaction and begin operations of this business subsequent to a final court hearing on March 30.

          CPS filed a voluntary petition for protection under Chapter 11 of the Federal Bankruptcy Code on January 19. Prior to filing for bankruptcy, CPS, which was founded in 1975, served more than 200 customers through offices in seven states and reported revenue of $5.1 million for the first nine months of 1999. The remaining assets of CPS were awarded to other bidders.

          Paul Sylvester, Manatron's President and Chief Executive Officer, stated, "The CPS Systems operations we acquired are very complementary to our business and contiguous geographically to the markets we presently serve. The Florida operation serves 35 out of 67 counties in the state, including Okaloosa, Orange, and Broward. Florida is a market that we were interested in but would have taken several years to obtain this kind of presence. We are very excited by the opportunities and synergies created by this acquisition, but our first two priorities are reaching out to CPS's employees and customers."

          "Before we placed our bid, we met with a number of CPS employees in Florida and Texas. From the start, we were very impressed with their level of expertise, their commitment to quality, their work ethic, and particularly their attitude during this trying time. Many of these people were also in the process of developing a new client/server property tax system for the country that incorporates many of the same tools and techniques we are using with our MVP Tax initiative. We expect to hire approximately 25 people and utilize the existing CPS office in Tampa. We also are in the process of finding an office in Dallas for the employees that will support the Oklahoma and Texas customers."

          "In addition, we have met with a number of CPS's customers, including the Florida user group, and are very excited about working with them. We plan on meeting with them this week to get more acquainted and jointly plan a smooth transition. I think they will find in Manatron the corporate culture and stability they are likely looking for in a vendor. In addition, there are definite opportunities to market our ProVal appraisal system, Internet products, and registered deeds indexing and recording systems."

          Paul Sylvester concluded, "When you consider the quality of the employees and the customers that we are combining with those already in place at Manatron, we believe that this acquisition is a significant step toward our goal of becoming the leading provider of property tax and appraisal systems nationwide. In addition, we believe that the CPS operations could be accretive to earnings for fiscal 2001, which begins May 1st."

          Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township government. Manatron's products support back-office processes for government agencies as well as "Virtual Courthouse" needs providing Internet access to information for industry professionals and the public. Through its Sabre Appraisal division, Manatron provides mass appraisal services, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently serves approximately 1,600 customers in 29 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement:
          The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government appraisal industry, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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